Exhibit 10.1

SUPPORT AGREEMENT

PERSHING GOLD CORPORATION

September 28, 2018

TO:	[Name of Director/Executive Officer]

(the “Securityholder”)

Pursuant to the terms and subject to the conditions of an Agreement and Plan of Merger dated as of September 28, 2018 (the “Merger Agreement”), among Americas Silver Corporation, a corporation incorporated under the federal laws of Canada (the “Purchaser”), Pershing Gold Corporation, a Nevada corporation (the “Company”), and R Merger Sub, Inc., a Nevada corporation (“Acquireco”), Acquireco will merge with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth in the Merger Agreement, and (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.715 of a Purchaser Share (the “Common Stock Consideration”), and (ii) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time will be, at the election of the holder thereof, either (A) converted into the right to receive four hundred sixty-one and 440/1000ths (461.440) Purchaser Preferred Shares or (B) converted into the right to receive the Common Stock Consideration to which such Preferred Stockholder would be entitled if such share of Company Preferred Stock were converted pursuant to clause (i) above, all by way of a Plan of Merger (the “Merger”) pursuant to the provisions of Chapter 92A of the Nevada Revised Statutes.

Capitalized terms used in this support agreement (“Support Agreement”) and not otherwise defined herein that are defined in the Merger Agreement shall have the respective meanings ascribed thereto in the Merger Agreement, as it may be amended from time to time.

This Support Agreement sets out the terms and conditions on which the Securityholder agrees:

i.	to support the Merger;

ii.	to vote in favor of the resolutions put forth at the Company Meeting to approve the Merger Resolution, including the approval of the Merger and other related matters, all of the Company Common Stock and Company Preferred Stock legally or beneficially owned, directly or indirectly, or over which the Securityholder exercises control, as listed immediately below the signature of the Securityholder evidencing the Securityholder’s acceptance of this Support Agreement (the “Acceptance”), any additional Company Common Stock or Company Preferred Stock which the Securityholder may acquire after the date hereof but prior to the record date for the Company Meeting, including on the exercise, conversion or exchange of any Company Options or Company Warrants (the “Convertible Securities”) as listed immediately below the Securityholder’s Acceptance, and any other securities which are otherwise entitled to be voted at the Company Meeting legally or beneficially owned, directly or indirectly, or over which the Securityholder exercises control, (collectively, all such Company Common Stock, Company Preferred Stock, and Convertible Securities being referred to as the “Subject Securities”); and

iii.	to comply with the restrictions, obligations and covenants of the Securityholder set forth herein.

ARTICLE 1

COVENANTS OF THE SECURITYHOLDER

1.1         The Securityholder acknowledges and agrees that he or she has received a copy of the Merger Agreement.

1.2         The Securityholder hereby covenants and agrees, from the date hereof until the earlier of: (i) the termination of this Support Agreement pursuant to Article 3 hereof; and (ii) the Effective Time, except in accordance with the terms of this Support Agreement:

a.	to irrevocably vote or cause to be voted at the Company Meeting the Subject Securities in favor of the Merger Resolution and any other resolutions approving matters related to, or resolutions necessary or desirable to implement, the Merger to be considered at the Company Meeting and to deliver a proxy, or to the extent that the Securityholder is a beneficial owner, a voting instruction form, in each case duly completed and executed in respect of all of the Subject Securities, giving effect to such vote no later than ten (10) Business Days prior to the Company Meeting;

b.	not to exercise, assert or perfect any (i) rights of appraisal, (ii) rights to dissent in connection with the Merger that the Securityholder may have by virtue of ownership of the Subject Securities, or (iii) any other rights available to the Securityholder to delay, upset or challenge the Merger;

c.	not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action, derivative or otherwise, against the Purchaser and/or Acquireco, the Company, or any of their respective successors: (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing); or (ii) to the fullest extent permitted under Law, alleging a breach of any duty of the Company Board, the Purchaser or Acquireco in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby;

d.	not to exercise any stockholder rights or remedies available at common law pursuant to applicable securities or other laws to delay, hinder, upset or challenge the Merger;

e.	not to option, sell, assign, transfer, alienate, dispose of, gift, grant, pledge, create or permit an encumbrance on, grant a security interest in or otherwise convey any Subject Securities or any voting rights attached thereto or any other right or interest therein, or agree to do any of the foregoing, provided that, for the avoidance of doubt: (i) the Securityholder shall be entitled to exercise any Convertible Securities held by the Securityholder during the term of this Support Agreement, and (ii) any Subject Securities issued on exercise of Convertible Securities during the term of this Support Agreement shall be subject to the terms of this Support Agreement;

f.	not to grant or agree to grant any proxy or other right to the Subject Securities, or enter into any voting trust or pooling agreement or Merger or enter into or subject any of such Subject Securities to any other agreement, Merger, understanding or commitment, formal or informal, with respect to or relating to the voting thereof, other than in support of the resolution approving the Merger and other related matters to be considered at the Company Meeting;

g.	not to requisition or join in the requisition of any meeting of the Company Stockholders for the purpose of considering any resolution;

h.	not to, in any manner, directly or indirectly, including through any Representative, solicit, assist, initiate, or knowingly encourage any inquiries, proposals, offers or public announcements (or the submission or initiation of any of the foregoing) from any person regarding any Company Acquisition Proposal, engage in any negotiations concerning, or provide any information to, or have any discussions with or otherwise cooperate with, any person relating to a Company Acquisition Proposal, or otherwise knowingly facilitate or knowingly encourage any effort or attempt to make or implement a Company Acquisition Proposal;

i.	not to solicit or arrange or provide assistance to any other person to arrange for the solicitation of, purchases of or offers to sell Company Common Stock or Company Preferred Stock or act in concert or jointly with any other person for the purpose of acquiring Company Common Stock or Company Preferred Stock for the purpose of affecting the control of the Company;

j.	not to deposit or cause to be deposited the Securityholder’s Subject Securities under any Company Acquisition Proposal;

k.	to immediately cease, cause its Representatives to cease and cause to be terminated any existing solicitations, discussions or negotiations with any parties (other than with the Purchaser or the Company or any Representative of the Purchaser or the Company) with respect to any Company Acquisition Proposal or any potential Company Acquisition Proposal; and

l.	not to take any action to encourage or assist any other person to do any of the prohibited acts referred to in the foregoing provisions of this Section 1.2.

1.3         Nothing in this Article 1 shall prevent a Securityholder who is a member of the Company Board or is a senior officer of the Company from engaging, in the Securityholder’s capacity as a director or senior officer of the Company, in discussions or negotiations with a person in response to a Company Acquisition Proposal in circumstances where the Company is permitted by Section 5.1 of the Merger Agreement to engage in such discussions or negotiations. For greater certainty, the Securityholder acknowledges that this Section 1.3 shall not affect the Securityholder’s obligation to vote the Subject Securities.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1         The Securityholder by its acceptance hereof represents and warrants as follows and acknowledges that the Purchaser is relying upon such representations and warranties in connection with entering into this Support Agreement and the Merger Agreement:

a.	the Securityholder is the legal or beneficial owner, directly or indirectly, of or controls all of the Subject Securities set forth immediately below the Securityholder’s Acceptance and the Securityholder is the registered or beneficial owner of such Subject Securities;

b.	as of the date of execution of this Support Agreement, (i) the only securities of the Company legally or beneficially owned, directly or indirectly, or over which control or direction is exercised by the Securityholder are those listed immediately below the Securityholder’s Acceptance, and (ii) other than any Convertible Securities listed immediately below the Securityholder’s Acceptance and Company Common Stock and Company Preferred Stock issuable on the exercise or conversion of such Convertible Securities, the Securityholder does not own, directly or indirectly, or control any convertible securities and has no other agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Securityholder or transfer to the Securityholder of additional securities of the Company;

c.	the Securityholder has the sole right to vote all the Subject Securities now beneficially owned or controlled;

d.	all the Subject Securities held by the Securityholder, set forth immediately below the Securityholder’s Acceptance, will, immediately prior to the Effective Time, be beneficially owned by the Securityholder with good and marketable title thereto, free and clear of any and all encumbrances and are and will at such time be issued and outstanding as fully paid and non-assessable shares in the capital of the Company;

e.	the Securityholder has no agreement, option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from the Securityholder of any of the Subject Securities or any interest therein or right thereto, except pursuant to this Support Agreement;

f.	the Securityholder has no voting trust, pooling or stockholder agreement, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a voting trust or pooling agreement, or other agreement or Merger affecting the Subject Securities or the ability of the Securityholder to exercise all ownership rights thereto, including the voting of the Subject Securities;

g.	there are no legal proceedings in progress before any public body, court or authority or, to the knowledge of the Securityholder, pending or threatened against the Securityholder that would adversely affect in any manner the ability of the Securityholder to enter into this Support Agreement and to perform its obligations hereunder or the title of the Securityholder to any of the Subject Securities, as set forth immediately below the Securityholder’s Acceptance, and there is no judgment, decree or order against the Securityholder that would adversely affect in any manner the ability of the Securityholder to enter into this Support Agreement and to perform its obligations hereunder or the title of the Securityholder to any of the Subject Securities;

h.	the execution and delivery by the Securityholder of this Support Agreement, the authorization of this Support Agreement by the Securityholder, and the performance by the Securityholder of its obligations under this Support Agreement:

i.	do not require any authorization to be obtained by the Securityholder (other than such authorizations as have been obtained by the Securityholder on or before the date hereof); and

ii.	will not result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provision of: (A) any applicable laws; (B) any note, bond, mortgage, indenture, contract or agreement to which the Securityholder is party or by which the Securityholder or its assets is bound; or (C) any judgment, decree, order or award of any governmental entity having jurisdiction over the Securityholder;

i.	the Securityholder has independently and without reliance upon the Purchaser, and based on such information as the Securityholder has deemed appropriate, made its own analysis and decision to enter into this Support Agreement; the Securityholder acknowledges that the Purchaser has not made and makes no representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Support Agreement and the Merger Agreement; and

j.	this Support Agreement has been duly executed and delivered by the Securityholder and constitutes a legal, valid and binding obligation of the Securityholder, enforceable against the Securityholder in accordance with its terms, subject to bankruptcy, insolvency and other applicable laws affecting creditors’ rights generally, and to general principles of equity.

2.2         The Purchaser represents and warrants to the Securityholder as follows and acknowledges that the Securityholder is relying upon such representations and warranties in connection with entering into this Support Agreement:

a.	The Purchaser is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation or continuance and has the requisite corporate power and capacity to execute and deliver this Support Agreement, to enter into the Merger Agreement and to perform its obligations hereunder and under the Merger Agreement;

b.	this Support Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable laws affecting creditors’ rights generally, and general principles of equity; and

c.	neither the execution and delivery by the Purchaser of this Support Agreement or the Merger Agreement, nor the performance by the Purchaser of its obligations under this Support Agreement or the Merger Agreement shall result in the breach or violation of, or constitute a default under, or conflict with any provision of:

i.	the constating documents, by-laws or resolutions of the Purchaser Board (or any committee thereof); or

ii.	any laws to which the Purchaser is subject or by which the Purchaser is bound,

except where such breach or violation individually or in the aggregate would not reasonably be expected to materially adversely affect the Purchaser’s ability to perform its obligations under this Support Agreement or the Merger Agreement.

ARTICLE 3
TERMINATION

3.1         This Support Agreement will automatically terminate on the first to occur of:

a.	at any time by mutual consent of the Purchaser and the Securityholder;

b.	completion of the Merger in accordance with the Merger Agreement;

c.	termination of the Merger Agreement in accordance with its terms;

d.	by written notice of the Securityholder if the Purchaser has not complied in any material respect with its covenants contained in this Support Agreement or if any representation or warranty of the Purchaser herein is untrue or incorrect in any material respect and, in each case, such non-compliance or inaccuracy is reasonably likely to prevent consummation of the Merger and is not curable or, if curable, is not cured by the earlier of: (i) the date which is five (5) days from the date of written notice of such breach; and (ii) the Business Day prior to the Effective Time; provided that at the time of such termination pursuant to this Section 3.1(d) by the Securityholder, the Securityholder is not in default in any material respect in the performance of its obligations under this Support Agreement; or

e.	by written notice of the Purchaser if the Merger Resolution is not approved by the requisite majority of Company Stockholders.

3.2         Upon termination pursuant to Section 3.1 the provisions of this Agreement will become void and no party shall have any liability to the other party, provided that no termination pursuant to Section 3.1 shall prejudice the rights of a party as a result of any breach by any other party of its obligations hereunder.

ARTICLE 4
GENERAL

4.1         In this Support Agreement, unless otherwise expressly stated or the context otherwise requires:

a.	references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Support Agreement and not to any particular Section of or Schedule to this Support Agreement;

b.	references to an “Article” or a “Section” are references to an Article or a Section of this Support Agreement;

c.	words importing the singular shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders;

d.	the term “Business Day” shall have the meanings ascribed thereto in the Merger Agreement;

e.	the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof; and

f.	wherever the term “includes” or “including” is used, it shall be deemed to mean “includes, without limitation” or “including, without limitation”, respectively.

4.2         The parties waive the application of any rule of law which otherwise would be applicable in connection with the construction of this Support Agreement that ambiguous or conflicting terms or provisions should be construed against the party who (or whose counsel) prepared the executed agreement or any earlier draft of the same.

4.3         This Support Agreement shall become effective in respect of the Securityholder upon both: (a) execution and delivery thereof by the Securityholder; and (b) the execution and delivery of the Merger Agreement by the Purchaser and the Company.

4.4         This Support Agreement may be executed by facsimile or electronically and in any number of counterparts, each of which shall be deemed to be original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Support Agreement to produce more than one counterpart.

4.5         The Securityholder consents to the disclosure of the substance of this Support Agreement in any press release or any circular relating to the Merger and to the filing of this Support Agreement as may be required pursuant to applicable laws.

4.6         This Support Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and their respective successors, permitted assigns, heirs, executors and personal representatives. This Support Agreement shall not be assignable by any party except in accordance with Section 4.7.

4.7         This Support Agreement and the rights hereunder are not transferable or assignable by the Securityholder or the Purchaser, as applicable, without the prior written consent of the other (which consent may be withheld at the discretion of the other).

4.8         Time shall be of the essence of this Support Agreement.

4.9         If any term, provision, covenant or restriction of this Support Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Support Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the agreement to preserve each party’s anticipated benefits under this Support Agreement.

4.10       The Securityholder acknowledges that it:

a.	has been advised by the Purchaser to seek independent legal advice;

b.	has sought such independent legal advice or deliberately decided not to do so;

c.	understands its rights and obligations under this Support Agreement; and

d.	is executing this Support Agreement voluntarily.

4.11       Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if delivered or sent by facsimile transmission as follows:

a.	in the case of a Securityholder, to the address set forth opposite the Securityholder’s Acceptance; and

b.	if to the Purchaser:

Americas Silver Corporation

145 King Street West Suite 2870

Toronto, ON M5H 1J8

Attn: Darren Blasutti

Email: dblasutti@americassilvercorp.com

With a copy to:

Troutman Sanders LLP

401 9th Street, N. W. Suite 1000

Washington, D.C. 20004

Attn: Thomas M. Rose

Email: thomas.rose@troutman.com

or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this Section 4.11, and if so given shall be deemed to have been given on the date on which it was actually received at the address provided herein (if received on a Business Day, if not, the next succeeding Business Day) and if sent by electronic mail transmission be deemed to have been given at the time of actual receipt of the complete electronic mail transmission at the e-mail address provided herein (if actually received prior to 5:00 p.m. (local time at the point of receipt) on a Business Day, if not the next succeeding Business Day).

4.12      This Support Agreement (together with all other documents and instruments referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

4.13      This Support Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Nevada, without giving effect to any principles of conflict of laws thereof which would result in the application of the laws of any other jurisdiction, and all actions and proceedings arising out of or relating to this Support Agreement shall be heard and determined exclusively in the courts of the State of Nevada.

4.14      The Securityholder recognizes and acknowledges that this Support Agreement is an integral part of the Purchaser entering into the Merger Agreement, and that the Purchaser would not contemplate proceeding with entering into the Merger Agreement unless this Support Agreement was entered into by the Securityholder, and that a breach by the Securityholder of any covenants or other commitments contained in this Support Agreement will cause the Purchaser to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, the Securityholder agrees that, in the event of any such breach, the Purchaser shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity, and the Securityholder further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

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If the foregoing accurately reflects the terms and conditions of our agreement, would you kindly indicate your acceptance hereof by signing, dating and returning to the undersigned the enclosed Support Agreement by electronic mail or otherwise.

AMERICAS SILVER CORPORATION

By:
Name:
Title:

SECURITYHOLDER’S ACCEPTANCE

Irrevocably accepted and agreed ______________________, 2018.

Address for Notice:	Name of Securityholder:

Signature:

Registered or	Number of Shares	Number of Shares	Number of Convertible Securities
Beneficial Holder	of Common Stock	of Preferred Stock	Warrants	Options

TOTAL: